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                                                                       Exhibit 8


                              COHEN & GRIGSBY, P.C.
                                ATTORNEYS AT LAW

                                11 STANWIX STREET
                                   15TH FLOOR
                       PITTSBURGH, PENNSYLVANIA 15222-1319

                                      ----

                            TELEPHONE (412) 297-4900
                               FAX (412) 209-0672

                                  May 24, 2000


F.N.B. Corporation
One F.N.B. Boulevard
Hermitage, PA  16148

Gentlemen:

         You have requested our opinion concerning the section entitled "U.S. Federal Income Tax Information", of the Registration Statement (described below) prepared in connection with the Dividend Reinvestment and Direct Stock Purchase Plan (the "Plan") of F.N.B. Corporation ("F.N.B.") pursuant to which shareholders of F.N.B. may invest cash dividends and/or voluntary cash payments in shares of Common Stock, par value $2.00 per share ("F.N.B. Common Stock") of F.N.B.

         In rendering this opinion, we have examined the Form S-3 Registration Statement under the Securities Act of 1933 which F.N.B. is preparing to file to register the F.N.B. Common Stock available under the Plan, and we have assumed that the Plan will be administered in accordance with the description of its terms as contained in the Registration Statement.

         The discussion of federal income tax matters in the Registration Statement and the opinion contained herein are based on the Internal Revenue Code of 1986, as amended, applicable Treasury Regulations, current administrative announcements of the Internal Revenue Service, existing judicial decisions as of the date of the Registration Statement, and private letter rulings of the Internal Revenue Service which may not be used or cited as precedent, but which are instructive in understanding current Internal Revenue Service thinking on the subject. Our opinion is not binding upon the Internal Revenue Service, and no assurance can be given that changes in legislative, administrative or judicial rules and interpretations will not affect the continuing validity of the opinion. Any such changes, if adopted, may apply to the 2000 taxable year or any subsequent taxable year of a participant in the Plan.

         Based upon and subject to the foregoing, it is our opinion that the discussion contained in the Registration Statement entitled "Federal Income Tax Information" fully and fairly addresses the material federal income tax issues relating to participation in the Plan.

         We hereby consent to the inclusion of this letter as an exhibit to the Registration Statement.

         This Opinion Letter is governed by, and shall be interpreted in accordance with, the Legal Opinion Accord (the "Accord") of the ABA Section of Business Law (1991) as supplemented or modified by Part I, together with the Forward and Glossary of the Pennsylvania Third Party Legal Opinion Supplement (the "Pennsylvania Supplement") of the PBA Section of Corporation, Banking and Business Law (1992). As a consequence, it is subject to a number of qualifications, exceptions, definitions, limitations on coverage and other limitations, all as more particularly described in the Accord and the Pennsylvania Supplement, and this Opinion Letter should be read in conjunction therewith. Unless otherwise indicated, capitalized terms used in this Opinion that are more defined in the Accord or the Pennsylvania Supplement will have the same meanings in this Opinion as the meanings as set forth in the

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F.N.B. Corporation
May 24, 2000
Page 2


Accord or the Pennsylvania Supplement, respectively (and, to the extent of a conflict between the same, priority shall be given to the Accord and the Pennsylvania Supplement in that order).

                                                   Yours very truly,


                                                   COHEN & GRIGSBY, P.C.
CJR:DJK:JWE